INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Pebble Beach Enterprises, Inc., on Form 10-SB of our report dated May 25, 2005 for Pebble Beach Enterprises, Inc. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in this registration statement.

Malone & Bailey, PC

Date: January 30, 2006	By:	/s/ Malone & Bailey, PC

www.malone-bailey.com Houston, Texas